Exhibit 99.1

Grace News	#2919

Media Relations:	Investor Relations:
William Corcoran	Bridget Sarikas
T +1 410.531.4203	T +1 410.531.4194
E william.corcoran@grace.com	E bridget.sarikas@grace.com

GRACE ANNOUNCES SETTLEMENT OF ASBESTOS PERSONAL INJURY CLAIMS

COLUMBIA, Maryland, April 7, 2008 — W. R. Grace & Co. (NYSE: GRA) today announced an agreement in principle that would settle all present and future asbestos-related personal injury claims. The agreement, reached with the Official Committee of Asbestos Personal Injury Claimants, the Future Claimants Representative and the Official Committee of Equity Security Holders, requires the following assets to be paid into a trust to be established under Section 524(g) of the United States Bankruptcy Code:

•             Cash in the amount of $250 million;

•             Warrants to acquire 10 million shares of Grace common stock at an exercise price of $17.00 per share, expiring one year from the effective date of a plan of reorganization;

•             Rights to proceeds under Grace’s asbestos-related insurance coverage;

•             The value of cash and stock under the litigation settlement agreements with Sealed Air Corporation and Fresenius Medical Care Holdings, Inc.; and

•             Deferred payments at $110 million per year for five years beginning in 2019, and $100 million per year for ten years beginning in 2024; the deferred payments would be obligations of Grace backed by 50.1% of Grace’s common stock to meet the requirements of Section 524(g).

The agreement in principle contemplates the filing of a plan of reorganization and related documents with the Bankruptcy Court.  The plan will be subject to approval of its co-proponents, exit financing, and Bankruptcy Court and District Court approvals.

“This agreement in principle is a very important step in emerging from Chapter 11,” said Fred Festa, Grace’s Chairman, President and Chief Executive Officer.  “In this challenging global marketplace, we need to be able to focus all of our efforts on increasing shareowner value and continued improvement in our core businesses. The agreement and the Plan of Reorganization that will be based on it will be good for our shareholders, customers, creditors, and our employees. A lot of work remains to be done before we can confirm a Plan of Reorganization, but I am optimistic we will be successful in reaching that goal by the end of this year or early in 2009.”

“Also, I want to point out that the Plan of Reorganization will preserve all employee benefits. During the seven years we have been in Chapter 11, our people have nearly doubled Grace’s sales and dramatically improved the core businesses. We look forward to final approval of our Plan of Reorganization when we can once again operate without the constraints of Chapter 11,” said Festa.

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Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide-range of industrial applications; sealants and coatings for food and beverage packaging, and specialty chemicals, additives and building materials for commercial and residential construction. With annual sales of more than $3.1 billion, Grace has about 6,500 employees and operations in over 40 countries.  For more information, visit Grace’s web site at www.grace.com.

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This announcement contains forward-looking statements, that is, information related to future, not past, events.  Such information generally includes the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “anticipates,” “continues” or similar expressions.  For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Grace is subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements or that could cause other forward-looking information to prove incorrect.  Factors that could cause actual results to materially differ from those contained in the forward-looking statements include: Grace’s bankruptcy, plans of reorganization proposed by Grace and others, Grace’s legal proceedings (especially the Montana criminal proceeding and environmental proceedings), the cost and availability of raw materials and energy, Grace’s unfunded pension liabilities, costs of environmental compliance, risks related to foreign operations, especially, security, regulation and currency risks and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov.  Reported results should not be considered as an indication of future performance.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

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Corporate Communications

W. R. Grace & Co.-Conn.

7500 Grace Drive

Columbia, MD 21044